                                                                  Exhibit 10.13


                      POST-EMPLOYMENT CONSULTING AGREEMENT

         THIS POST-EMPLOYMENT CONSULTING AGREEMENT (the "Agreement") is made and entered into this 17th day of January, 1992, by and between NATIONAL AIRMOTIVE CORPORATION, a California corporation with offices at 7200 Lockheed St., Bldg. 815, Oakland, California 94621 (the "Company"), and Rajesh Sharma, an individual residing at 310 W. Line Drive, #B-204, Alameda, California 94501 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is a key employee of the Company, and as such the Board of Directors of the Company deems it in the best interest of the Company to offer this Agreement to the Executive;

         WHEREAS, the Company and the Executive wish to provide for the Company's retention of the Executive to perform certain consulting services following termination of the Executive's employment by the Company, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual covenants and obligations hereinafter set forth, and other and good valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       EVENTS OF TERMINATION TRIGGERING CONSULTING SERVICES.

                  (a) For purposes of this Section 1, the following definitions apply:

                           (i) "Cause" shall mean that the Executive: (A) has
misappropriated, stolen or embezzled funds of the Company; or (B) has committed an act of deceit, fraud, dereliction of duty, or gross or wilful misconduct; or
(C) has been convicted of either a felony or a crime involving moral turpitude or entered a plea of nolo contendere in response to an indictment for such crime or felony; or (D) has intentionally disclosed confidential information of the Company except when such disclosure is made pursuant to the direction of the Company or in accordance with company policy; or (E) has engaged in competitive behavior against the Company, has purposely aided a competitor of the Company or has misappropriated or aided in misappropriated a material opportunity of the Company.

                           (ii) "Good Reason" shall mean, without the written
consent of the Executive: (A) a reduction in the Executive's base salary or a reduction in the Executive's benefits received from the Company other than in connection with an across-the-board reduction in salaries and/or benefits for similarly situated employees of the Company or pursuant to the Company's standard retirement policy; or (B) the relocation of the Executive's full-time office to a location greater than fifty
(50) miles from the Company's current corporate office; or (C) a reduction in the Executive's corporate title.

                           (b) The Company shall be obligated to retain the
Executive as a consultant only:

                           (i) in the event of a termination of the Executive's
employment with the Company due to one of the following events (hereinafter, a "Qualifying Termination"): (A) the Company's termination of the Executive's employment other than for Cause; or (B) the Executive's voluntary termination of employment with the Company within thirty (30) days of an event qualifying as Good Reason.

         2. CONSULTING SERVICES. Upon the occurrence of a Qualifying Termination and the execution by the Executive of the Release Agreement, a form of which is attached hereto and marked Exhibit "A", the Company shall retain the Executive to perform certain consulting services (the "Consulting Services"), and the Executive shall perform such services, all in accordance with the terms and conditions of this Agreement. The Consulting Services shall consist of the following:

                  (a) the performance of consulting services to the Company, as and when reasonably requested, to assist the Company in the transition period following termination of the Executive's employment and to answer questions, give testimony and generally cooperate in any Company matters, including litigation;

                  (b) the general promotion of the goodwill of the Company.

         3. CONSULTING PERIOD. The Executive shall perform the Consulting Services for a period of time (the "Consulting Period") commencing on the day following a Qualifying Termination and continuing thereafter until the earlier of: (i) the expiration of twelve (12) months; or (ii) such date upon which the Executive begins to receive full retirement benefits under the Company's applicable retirement plans, provided that in no event shall the Consulting Period be greater than twelve (12) months.

         4. CONSULTING FEE/BENEFITS.

                  (a) Subject to the provisions of Sections 5, 6 and 11 hereof, the Executive shall receive during the Consulting Period, as full compensation for the Consulting Services, a fee, payable in equal monthly installments (a "Consulting Fee," and collectively, the "Consulting Fees") equal to the Executive's annual base salary immediately prior to the Qualifying Termination divided by twelve (12). The Executive's annual base salary for purposes of calculating the Consulting Fee shall consist solely of the Executive's base salary, exclusive of any bonuses, commissions, allowances or other means of compensation or benefits made available to the Executive as an employee of the Company. The Consulting Fee for any partial months during the Consulting Period shall be reduced proportionately. The aggregate amount of all Consulting Fees to be paid during the full Consulting Period is sometimes hereinafter referred to as the "Total Consulting Fees."

                  (b) Subject to the provisions of Section 5 hereof, during the Consulting Period the Company shall also make available to the Executive such medical, dental and vision insurance coverage as may be provided to the Executive by the Company immediately prior to the Qualifying Termination (or such Company medical insurance coverage which is consistent with the coverage in place from time to time for comparable executives of the Company). Such medical insurance coverage shall be provided to the extent available pursuant to the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and, if necessary, pursuant to insurance policies providing comparable benefits to the Executive in the event of the expiration of COBRA benefits. The Executive will be charged a premium equal to fifty percent (50%) of the Company's cost for the medical insurance so provided. Upon expiration of the Consulting Period, the Company may charge the maximum premium permitted under COBRA for any remaining continuation coverage to which the Executive is entitled. Group car and homeowner's insurance, if applicable, may be continued during the term of the Agreement, provided that the Executive agrees to pay all applicable premiums.

                  (c) Subject to the provisions of Section 5 hereof, during the Consulting Period the Company shall also make available to the Executive life insurance coverage, if any, as may be provided to the Executive by the Company immediately prior to the Qualifying Termination, provided, however, that the Executive agrees to pay fifty percent (50%) of the Company's cost of such coverage.

                  (d) The Company shall also reimburse the Executive immediately for pre-approved expenses actually incurred by the Executive at the request of the Company in performance of the Consulting Services.

         5.       EFFECT OF RE-EMPLOYMENT/OTHER COMPENSATION.

                  (a) If at any time during the Consulting Period, the Executive enters into employment ("Re-Employment"), the Executive shall immediately notify the Company in writing of the Executive's monthly compensation to be received from such Re-

Employment and any insurance coverage provided pursuant thereto, and the following provisions shall apply:

                           (i) If the Executive's monthly compensation from
Re-Employment is equal to or in excess of the Consulting Fee, the Company shall promptly pay the Executive, in full satisfaction of all obligations to pay the Consulting Fees hereunder, an amount equal to fifty percent (50%) of the remainder of: (A) the Total Consulting Fees less (B) the Consulting Fees actually paid to the Executive prior to Re-Employment. Notwithstanding anything herein to the contrary, upon payment by the Company of the amounts set forth in this Section 5(a)(i), the Company shall cease to have any obligations under the terms of this Agreement and the Consulting Period shall be deemed to immediately expire.

                           (ii) If the Executive's monthly compensation from
Re-Employment is less than the Consulting Fee, the Consulting Fee payable to the Executive for the remainder of the Consulting Period shall automatically be reduced by the amount of the Executive's monthly compensation from Re-Employment; provided, however, that at the end of the Consulting Period the Company shall pay the Executive an amount equal to fifty percent (50%) of the remainder of: (A) the Total Consulting Fees less (B) the actual Consulting Fees paid the Executive during the Consulting Period. The Executive shall immediately notify the Company of any change in the level of compensation received from ReEmployment and, if such compensation increases to a level equal to or in excess of the Consulting Fee, the provisions of Section 5(a)(i) shall then apply.

                  (b) Provided COBRA requirements have been met, the Company's obligation to provide insurance coverage to the Executive under Section 4(b) hereof shall terminate as to any specific coverage if and when comparable coverage is made available to the Executive in connection with Re-Employment.

         6. DEATH. If at any time during the Consulting Period during which the Company remains obligated to pay Consulting Fees to the Executive, the Executive dies, the Company shall pay the Executive's estate in full satisfaction of all obligations to the Executive hereunder, an amount equal to one hundred percent (100%) of the remainder of: (A) the Total Consulting Fees less (B) the actual Consulting Fees paid the Executive prior to the Executive's death and less (C) any Re-Employment compensation received by the Executive pursuant to Re-Employment as described in Section 5 above.

         7. STATUS OF THE PARTIES. The Executive, in performance of any Consulting Services hereunder, shall be acting as an independent contractor and shall not be an employee of the Company. The Executive shall not be entitled to any compensation or other benefits given to or provided for the benefit of any employees of the Company, including, without limitation, the right to participate in or receive credit for service under any "employee welfare benefit plan" or "employee pension benefit plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974) and the Executive shall not in any form or fashion maintain, hold out, represent, state or imply to any other individual or entity that an employee/employer relationship exists between the Company and the Executive.

         8. RESPONSIBILITY FOR EXPENSES. The Executive hereby recognizes, covenants and agrees that he will be acting as an independent contractor in performing any Consulting Services hereunder, and that except as specifically set forth to the contrary herein, the Executive shall be solely responsible and liable for all expenses, costs, liabilities, undertakings, assessments, taxes, insurance and other obligations incurred by the Executive at any time and for any reason as a result of this Agreement or the performance of the Consulting Services, including, without limitation withholding taxes, social security taxes and state unemployment taxes.

         9. NONDISCLOSURE; OWNERSHIP OF PROPRIETARY PROPERTY. The Executive shall regard and treat each item constituting all or any portion of the Company trade secrets and all confidential information as strictly confidential and wholly owned by the Company and will not, for any reason in any fashion, either directly or indirectly use, sell, disclose or distribute any such item or information to any third party for any purpose other than in accordance with the Executive's performance of the Consulting Services.

         10. STOCK OPTIONS AND STOCK PURCHASE AGREEMENTS. Any agreements for or options to purchase the Company's stock held by the Executive at the time of any termination of the Executive's employment with the Company shall be exercisable in accordance with the terms of the applicable stock purchase agreements or stock option plans.

         11. BREACH OR DEFAULT. Upon the occurrence of any breach or default in the performance of any of the Executive's duties or responsibilities hereunder, and the Executive's failure to cure such breach or default within seven (7) days of receipt of written notice thereof, all obligations of the Company hereunder to compensate the Executive or to provide benefits thereto shall immediately be terminated and rendered null, void and of no further effect, after which the Company shall be entitled to pursue any and all remedies available, at law or in equity, to address the Executive's breach or default hereunder.

         12. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing herein shall be construed as giving the Executive any rights to continued employment with the Company, and the Company shall continue to have the right to terminate the Executive with or without cause.

         13. RIGHTS TO INDEMNIFICATION. Nothing in this Agreement, shall be construed as a waiver or limitation upon any rights or entitlement of the Executive to indemnification and liability insurance coverage pursuant to any indemnity agreement, or the Company's Certificate of Incorporation or Bylaws or the laws of the state of California, Common Law or otherwise.

         14. GOODWILL COVENANT. During the term of this Agreement, the Executive covenants and agrees to refrain from making detrimental statements or taking any action detrimental to the business or goodwill of the Company.

         15. GENERAL PROVISIONS.

                  (a) BINDING EFFECT AND ASSIGNABILITY. The rights and obligations under this Agreement shall inure to the benefit of and be binding upon the Executive, the Company and their successors and assigns. Neither this Agreement, nor any rights or obligations of the Executive herein shall be transferable or assignable by the Executive without the Company's prior written consent, and any attempted transfer or assignment hereof by the Executive not in accordance herewith shall be void.

                  (b) NOTICES. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given on the date of service if personally served or three (3) days after mailing if mailed by first class mail, registered or certified, postage prepaid and addressed to the parties at their addresses as set forth in the most current records of the Company or to such other address as shall be designated by written notice issued pursuant hereto.

                  (c) ENTIRE AGREEMENT. This Agreement, together with the Release Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements or understandings, oral or written, to the contrary, and the Company, on the one hand, and the Executive, on the other hand, hereby release the other from any and all claims, rights, obligations and liabilities arising out of or in connection with such letter agreement.

COMPANY'S INITIALS:__________              EXECUTIVE'S INITIALS:__________

                  (d) WAIVER. The waiver of the breach of any term or condition of the Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

                  (e) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

                  (f) SEVERABILITY. The unenforceability or invalidity of any term, provision or section of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, or sections hereof, but such remaining terms, provisions or sections shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto.

                  (g) MODIFICATION. This Agreement shall not be modified or amended except by a written instrument signed by an authorized representative of all parties executing this Agreement.

         IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused its duly authorized Corporate Officer to execute this Agreement and affix its seal hereto, all as of the day and year first above written

                                                  "Company"

                                                  NATIONAL AIRMOTIVE CORPORATION

                                                  By:
                                                     ---------------------------
                                                     Gerry A. Roberts
                                                     President

                                                  "Executive"

                                                   -----------------------------
                                                   Rajesh Sharma

                                                   (SEAL)

                                   Exhibit "A"

                UNCONDITIONAL RELEASE OF ALL CLAIMS AND LIABILITY

         THIS UNCONDITIONAL RELEASE OF ALL CLAIMS AND LIABILITY (the "Release") is made and entered into as of this ______ day of ____________________, 19__, by _______________________ (the "Executive") in favor of NATIONAL AIRMOTIVE CORPORATION, a California corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Company has, prior to the date hereof, employed the Executive as a full time employee of the Company, but as of this date the Executive's status as an employee has terminated;

         WHEREAS, the Company desires to engage the Executive as a consultant for the Company and the Executive desires to be engaged by the Company as a consultant pursuant to the terms of the Post-Employment Consulting Agreement, dated January 17, 1992 between the Company and the Executive (the "Consulting Agreement"); and

         WHEREAS, the Company has required, as condition precedent to the engagement of the Executive as a consultant for the Company, that the Executive execute and deliver this Release in favor of the Company;

         NOW, THEREFORE, for and in consideration of the premises, the agreement of the Company to engage the Executive as a consultant and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

         1. RELEASE. Except with respect to the Company's obligations pursuant to the Consulting Agreement and any retirement benefits applicable to the Executive, the Executive hereby unconditionally remixes, releases and forever discharges to the fullest extent permitted by law, the Company, its employees, officers, directors, agents, affiliates, subsidiaries and each of them from all manner of actions, proceedings, causes of actions, claims, counterclaims, suits, debts, sums, monies, accounts, covenants, agreements, promises, damages, losses or demands of whatever kind or nature from the beginning of time to the present, whether known or unknown, in law or in equity, which in the past, now or in the future arise, may arise or allegedly arise or are in any way resulting from or in any manner connected with the Executive's employment by the Company and the termination of such employment by the Company. In consideration of the benefits payable under the Consulting Agreement, the Executive waives all claims and causes of action against the Company and all damages, if any, that may be recoverable. This release and waiver of all claims and damages includes, but is not limited to, any tort or claim of contractual restriction relating to Executive's employment or termination thereof, any claim of wrongful discharge, and all rights under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended the Age Discrimination in Employment Act, as amended, any state or local Human Rights law, Workers' Compensation laws, and the National Labor Relations Act, as amended.

         2. MISCELLANEOUS. This Release embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. The unenforceability or invalidity of any of the terms or provisions of this agreement shall not affect the validity or enforceability of the remaining terms or provisions which shall be interpreted and construed in such a manner as to carry out fully the intention of the parties hereto. This Release shall be construed and enforced in accordance with the laws of the State of California.

         The Executive understands that by executing this release the Executive is giving up possible rights that he may have, and that the Executive does not have to sign this release. This Release has been voluntarily and knowingly executed by the Executive with the express intention of effecting the extinguishment of any and all obligations and damages that the Company may owe to the Executive as provided herein.

         THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE HAS 21 DAYS TO CONSIDER WHETHER OR NOT TO EXECUTE THIS RELEASE. THE EXECUTIVE UNDERSTANDS THAT A PORTION OF THIS RELEASE, SOLELY RELATING TO THE EXECUTIVE'S RIGHTS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, MAY BE REVOKED BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN 7 DAYS OF EXECUTION OF THIS RELEASE. THE PORTION OF THIS RELEASE RELATING SOLELY TO THE EXECUTIVE'S RIGHTS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH 7 DAY PERIOD. ALL PARTS OF THIS RELEASE NOT RELATING TO CLAIMS OF AGE DISCRIMINATION AND ALLEGED DAMAGES UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, ARE EFFECTIVE IMMEDIATELY UPON EXECUTION OF THIS RELEASE. THE EXECUTIVE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH 7 DAY PERIOD THIS RELEASE WILL BECOME BINDING IN ITS ENTIRETY UPON THE EXECUTIVE AND ALL PORTIONS THEREOF WILL BE IRREVOCABLE.

         IN WITNESS WHEREOF, the Executive has duly executed this Release in favor of the Company under seal as of the day and year first above written.

                                                  EXECUTIVE:

                                                  ----------------------
                                                  ----------------------
                                                  Print Name


                                        2